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Exhibit 99.1

    On July 30, 1999, the Registrant issued the following press release:

    "FOR IMMEDIATE RELEASE

    Friday, July 30, 1999

    New Directors Elected to Enter Tech Corporation Board and Sam Lindsey
       Appointed President.

    Denver, CO - Enter Tech Corporation (OTC Bulletin Board Symbol, ENTR) announced today that new directors were elected including Sam Lindsey, David Mateus and Cliff Pettee. The new board immediately appointed Sam Lindsey as Chairman and President and David Mateus as Secretary. For the last twenty years Mr. Lindsey has been an entrepreneur involved in emerging businesses. His focus has been the computer software & hardware industry. Sam co-founded two successful private companies. He was also one of the top sales producers of a major company providing hardware, software, technical support and unique leasing strategies for IBM computer systems for Fortune 2000 companies."